UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

The Charles Schwab Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT RELATING TO

THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 21, 2026

On April 6, 2026, The Charles Schwab Corporation (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission in connection with the Company’s Annual Meeting of Stockholders scheduled to be held on May 21, 2026 at 11 a.m. Central Time. The Company is filing this supplement (the “Supplement”) to the Proxy Statement to clarify the description of the effect of broker non-votes discussed in the Proxy Statement under the section titled “Voting Procedures and Other Information—What is the Effect of Not Providing Voting Instructions If My Shares are Held in ‘Street Name’?” Specifically, the first two paragraphs of that section are hereby amended and restated in their entirety to read as follows:

Brokerage firms may have authority to vote clients’ unvoted shares on some “routine” matters. When a brokerage firm votes its clients’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote clients’ unvoted shares on non-routine matters, which results in a broker non-vote. The company’s proposal to ratify the selection of independent auditors is considered a routine matter, but the election of directors, the advisory approval of NEO compensation, and the proposal to declassify the board are not. While we do not expect any broker non-votes on the proposal to ratify the selection of independent auditors, a broker non-vote, if any, would otherwise have no effect on the outcome of that proposal. In addition, a broker non-vote, if any, will have no effect on the outcome of the election of directors or the advisory approval of NEO compensation, but will have the same effect as a vote “AGAINST” with respect to the proposal to declassify the board.

This Supplement is being filed with the SEC and made available to stockholders on April 17, 2026. Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement.

Important Information

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the disclosure in the Proxy Statement under “Voting Procedures and Other Information—What If I Change My Mind After I Submit My Proxy?” for instructions on how to do so.